Exhibit 99.A

Exhibit 99.A is hereby amended and supplemented as follows:

TRANSACTIONS IN COMPANY SECURITIES DURING THE PAST SIXTY (60) DAYS

CONTINENTAL GRAIN COMPANY

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
02/12/25	Purchase	$56.9080[2]	111,432
02/12/25	Purchase	$57.7493[3]	68,568
02/13/25	Purchase	$57.1567[4]	206,508
02/13/25	Purchase	$57.6008[5]	3,492
03/04/25	Purchase	$50.3514[6]	200,000
03/05/25	Purchase	$50.5921[7]	118,366
03/05/25	Purchase	$50.4731[8]	81,634
03/06/25	Purchase	$51.2832[9]	45,628
03/07/25	Purchase	$53.1864[10]	29,000

1 Prices reported are net of commissions. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of Shares purchased at each price within the ranges set forth in Footnotes 1 through 10 herein.

2 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $56.455 to $57.455 per share.

3 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $57.46 to $58.23 per share.

4 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $56.54 to $57.54 per share.

5 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $57.545 to $57.685 per share.

6 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $49.96 to $50.695 per share.

7 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $50.135 to $51.135 per share.

8 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $51.14 to $51.75 per share.

9 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $50.93 to $51.65 per share.

10 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $52.665 to $53.50 per share.

ARI D. GENDASON

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
02/13/25	Purchase	$57.1349	175
03/05/25	Purchase	$50.445	145
03/05/25	Purchase	$50.95	45

1 Prices reported are net of commissions

CHARLES FRIBOURG

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
02/12/25	Purchase	$57.00	2,625

1 Prices reported are net of commissions